EXHIBIT 24.1

POWER OF ATTORNEY

Each person whose signature appears below constitutes DAVID J. MEYER and MARK P. KALVODA his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Annual Report on Form 10-K of Titan Machinery Inc. for its fiscal year ended January 31, 2018, and any and all amendments to said Annual Report, and to deliver on my behalf said Annual Report and any and all amendments thereto, as each thereof is so signed, for filing with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney has been signed on the 15th day of March, 2018 by the following persons:

/s/ David J. Meyer David J. Meyer, Board Chair and CEO	/s/ Mark Kalvoda Mark P. Kalvoda, CFO
/s/ Tony Christianson Tony Christianson, Director	/s/ Stanley Dardis Stanley Dardis, Director
/s/ Stan Erickson Stan Erickson, Director	/s/ Christine Hamilton Christine Hamilton, Director
/s/ John Henderson John Henderson, Director	/s/ Jody Horner Jody Horner, Director
/s/ Richard Mack Richard Mack, Director